UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 11, 2008

AskMeNow, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-49971	71-0876952
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26 Executive Park, Suite 250, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(949) 861-2590

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 11, 2008, AskMeNow, Inc. (the “Company”) entered into a Hosting Service and Data Supply Agreement with Research in Motion Limited (“RIM”), pursuant to which AskMeNow will provide the means for end-users of BlackBerry® products to ask questions and receive answers about such offerings.

Under the agreement, RIM will supply product information manuals to AskMeNow, and AskMeNow will host a server system providing an online search service based on such manuals using natural language search software. Answers will be provided by AskMeNow in the same language the related question was asked, and all such answers will be derived from the information provided to the Company by RIM, as the same may be updated from time to time. Languages other than those commercially available to the Company may be added for an additional fee. AskMeNow will establish a database of manuals and host or support a facility acceptable to RIM to provide the service, and support such service on the terms set forth in the agreement. The service will be launched following a testing phase and RIM’s acceptance, and made available to end-users by the specified launch date. RIM shall have the exclusive right to the service for the term of the agreement.

In consideration of providing the service, AskMeNow shall receive an annual fee, paid in equal quarterly installments commencing with the launch of the service, subject to potential increases. AskMeNow shall also be entitled to incremental increases in fees in the event that RIM determines to increase the Company’s capacity obligations and/or the Company’s volume obligations as set forth in the agreement. Fees may be reduced, within specified limits, in the event of service outages.

The agreement’s initial term is 48 months, and the agreement automatically renews for consecutive 12 month periods unless either party provides written notice, at least three months before the expiration of the initial or any renewal term, of its desire to terminate. The agreement also may be terminated for convenience at any time with 12 months’ notice, and for material breach, in the event of a change in control, or bankruptcy of a party on the terms set forth in the agreement.

Item 9.01	Financial Statements and Exhibits.

None. AskMeNow intends to request confidential treatment of certain portions of the agreement, which will be filed with its next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AskMeNow, Inc.

Dated: March 19, 2008	By:	/s/ Darryl Cohen
Darryl Cohen
Chief Executive Officer and Chairman